EXHIBIT 99.1
FOR IMMEDIATE RELEASE
---------------------


CORPORATE PARTICIPANTS
 James Follo
 Martha Stewart Living Omnimedia - EVP, Chief Financial and Administrative
 Officer

 Sharon Patrick
 Martha Stewart Living Omnimedia - President & CEO, Director



CONFERENCE CALL PARTICIPANTS
 Lisa Monaco
 Morgan Stanley

 Alissa Goldwasser
 William Blair & Company

 Jamelah Leddy
 McAdams, Wright & Ragen

 Michael Meltz
 Bear Stearns & Company

PRESENTATION



-------------------------------------------------------------------------------
Operator


 Good morning, and welcome to the Martha Stewart Living Omnimedia fourth quarter 2003 earnings conference call and web cast. All participants will be in a listen only mode until the question and answer session at the end of the call. At the request of Martha Stewart Living Omnimedia, this call is being recorded. Anyone with objections should disconnect at this time. At this time, it is my pleasure to introduce Mr. James Follo, Executive Vice President and Chief Financial and Administrative Officer of Martha Stewart Living Omnimedia. Sir, you may begin when ready.


-------------------------------------------------------------------------------
 James Follo - Martha Stewart Living Omnimedia - EVP, Chief Financial and Administrative Officer


 Thank you. Good morning, and thank you for attending Martha Stewart Living Omnimedia's fourth quarter 2003 earnings teleconference and web cast. Also with me today is Sharon Patrick our President and Chief Executive Officer. Sharon will open today with a strategic and operational overview of the company, and I will conclude with a financial overview of the fourth quarter and discuss the outlook for the first quarter of 2004. Before turning the conference call over to Sharon, I would like to deal with a couple of issues. First, neither Sharon nor I will be speculating today on the outcome of Martha Stewart's personal legal matter, nor will we be answering questions on the subject. We will limit our discussion to the matters of MSO.

Now, I would like to remind everybody that our discussion today may include forward-looking statements which can generally be identified by the use of terminology such as will and expect. Our actual results may differ materially from those projected in these statements. The factors that could cause such differences are discussed in our filings with the Securities and Exchange Commission, particularly in management discussion and analysis sections of our periodic filings and in our earnings release issued this morning. An archived version of this teleconference and web cast will be available on the company's website at www.marthastewart.com through March 18, 2004. And finally, this morning's press release reflects the requirement to regulation G and other rules affecting the use and disclosure of non-GAAP financial measures.

During this call, we will discuss the measure, operating income or loss before depreciation amortization. Additional information relating to the measure operating income, or loss before depreciation amortization, is contained in our press release issued this morning which is accessible on our website, marthastewart.com under the heading investor relations. With that completed, I would now like to turn the call over to Sharon Patrick. Sharon?


-------------------------------------------------------------------------------
 Sharon Patrick - Martha Stewart Living Omnimedia - President & CEO, Director


 Thanks, Jim. and good afternoon, everyone. Thank you for joining us today. Let me begin by expressing MSO's appreciation to our employees, our partners, our readers viewers and shoppers, our advertisers and all the others who have stuck with us now through 22 months of unprecedented uncertainty. Today we are reporting our fourth quarter and year end results, which, as our press release announced, are better than our previous guidance. I think it's important to note that while we certainly recognize our current and continuing challenge, MSO through seven quarters has demonstrated over and over again important core skills and assets that have served us well during this time of unprecedented testing and provide us the solid foundations we need for proceeding to evolve the business for the long term.

Q4 results underscore once again that the brand, while under intense pressure, moving from the indictment to the trial stage, remains resilient, demonstrating steady undeniable strength among our core consumers. On our last quarterly call I told you that MSO was seeing a time of consumer stability. I'm pleased to say that this trend continues. Second half news stand sales of Living remain strong, outperforming the overall market in unit sales. MSO was down 3% in units compared to a 5% decline for the industry, and Everyday Food continues to wow consumers and industry pundits alike.

In fact, I am pleased to announce today that Everyday Food, just this week, was named Magazine Launch of the Year in Folio Magazine. In addition during Q4, our second anniversary of Martha Stewart Everyday Holiday Products was well received by shoppers with total sales of MSE Holiday Products up 67% over the prior year on the strength of our expanded holiday line. These positive results reaffirm our belief that we are retaining our core base of readers and shoppers who are loyal to our brand and brand labels, consumers who depend on our experts for unique, original "how-to" ideas and superior products for the home.

As we await the now imminent outcome of the trial, milestone one towards resolving the uncertainty of the last two-years, we can assure you that we have done the appropriate contingency planning. Essentially, at the trial's conclusion we intend to measure the impact of the outcome on our consumers, listen carefully to the point of view of our partners and advertisers, evaluate the impact on our portfolio of assets and make decisions consistent with our existing management philosophy, which is this: to continue to manage MSO for the long term, investing to continue MSO's development as a leading "how-to" brand building company while controlling costs wherever doing so does not conflict with our overriding goals. Our contingency planning calls for comprehensive analysis and a somewhat fluid post-trial environment that requires careful evaluation and, depending on the trial outcome, may require a period of several months to fully complete and execute.

Now let's turn to our business segments, beginning with publishing. As we had expected and planned, advertising revenue from Martha Stewart Living continues to be negatively impacted by events surrounding Martha's legal situation as advertisers continue to take a wait and see attitude in the lead up and conduct of the trial. And as expected, the ad sales environment, particularly during the trial phase, has been a challenge. Despite MSL's highly attractive demographics and rich editorial environment, many advertisers are reluctant to become caught up in the klieg lights of a trial environment. Until the legal situation is behind us one way or another, it is hard to predict when the pickup in advertising will materialize.

Subscribers, however, are another matter. Recent response to new subscriber acquisition was ahead of our internal plan, and response rates have been improving over recent quarters. In fact, newsstand continues to be resilient over the same period, down a modest 3% compared to the industry's 5% down. Martha Stewart Living's 1.8 million rate base continues to make Living a very big book, the third largest magazine in our competitive set of 17 magazines in the women's home and life-style category. The same is true for our other publications. We remain essentially encouraged by the response to our new brands and brand labels as we continue to evolve MSO by bringing our unique life-style how-to content for women into other areas where we can make a difference in their lives.

Everyday Food is a great example of our strategy. EDF continues to meet its circulation plan and, as I said earlier, was just named Folio Magazine's Launch of the Year, first among 30 new titles. Folio's reason given and I quote: "Everyday Food is 2003's launch of the year because the content is so good." Readers have responded strongly to EDF's blend of high quality recipes, supermarket ingredients, little prep time and easy how-to instructions. As a result, EDF's other key metrics are also encouraging. First, EDF's response rates to direct mail are ahead of plan. Second, with over 400,000 current paid subscribers and another 225,000 on newsstand, EDF will handily exceed our guaranteed rate base of 500,000 for the first half of 2004. And third, we currently anticipate increasing EDF's rate base to 750,000 with the July issue.

In Q4, we also marched straight ahead with our step by step approach to development and evolution of the brand, evaluating the appeal of other next generation opportunities, including evolving our Good Things content with the test of Organizing Good Things. It is currently on newsstands nationwide. This magazine is a new special edition featuring over 100 ideas to help you organize your home, including kitchen, home office, kid's rooms, bathrooms and closets and drawers.

Now, let's turn to television. On the one hand we believe that television is the most vulnerable of our business segments to certain possible outcomes of Martha's trial. On the other hand, regardless of the outcome, we will continue to put our efforts and investment dollars towards developing new programming that contributes to our Omnimedia opportunities like Marc Morrone and Everyday Food. Moreover, coverage of our national syndicated daily show grew modestly during the fourth quarter and recently reached 90% of U.S. TV markets. Ratings modestly declined in the quarter as well from 1.3 to 1.2 while demo ratings increased from .67 to .70 year over year. All this despite the shift in seven CBS O and O markets from morning air times to dual runs daily, consisting of a morning time slot on either a UPN or independent station and a late night airing on CBS. Importantly, the show continues to introduce new material, including special Everyday Food segments featuring an ensemble cast of everyday cooks and cooks from the kitchen of Everyday Food, building a library for repackaging and distribution down the road.

During the quarter, both our domestic contract with HGTV and our Canadian contract with Alliance Atlantis expired and were not renewed. We are currently seeking alternative distribution arrangements in Canada that would deliver further value from our content library. And also during the quarter, Pet Keeping with Marc Morrone was good news. Launched Q3, Pet Keeping's fourth quarter demo ratings exceeded plan and viewer response continues to be positive. The program now airs in 92% of U.S. television markets and is already sold into 75% of the market by the Tribune Company for next broadcast year, 2004- 2005. And here is the best news for last. The National Television Academy announced this morning the nominees for the 31st Annual Daytime Emmy Awards and MSLTV has been nominated again this year for six awards, including 1. outstanding service show, 2. outstanding service show host, 3. outstanding achievement and main title design, 4. outstanding achievement in single camera photography, 5. outstanding achievement in art direction, set direction and scenic design, and 6. outstanding directing in a service show.

Leaving television, and turning to retail merchandising, let's first look at mass markets. During Q4, Martha Stewart Everyday sales at Kmart increased 2.5% on a comp store basis year over year due to the addition of more holiday products. They declined 13.7% on a total store basis, reflecting the impact on MSE of the Kmart store closings that took place in 2003. Principally as a result of store closings, Kmart paid MSO for MSE based on contractual minimum amounts.

In a related event, as we announced last month, Kmart filed an action against MSO in the United States Bankruptcy Court. MSO's contract with Kmart provides for two types of guaranteed royalty payments. The first payment is based on aggregate sales of all licensed products, and the second is based on sales by individual product categories. In its action, Kmart now seeks to interpret the agreement in a manner that would only require them to make minimum royalty payments for the remaining life of the contract based solely on aggregate sales of licensed products, ignoring the product category minimum amounts. Kmart seeks in its action to reduce by approximately 1 million to 2 million annually the contractual amount it is obligated to spend advertising in MSO's media properties as well.

While Kmart remains a valued and valuable partner, MSO believes that Kmarts interpretation of the guaranteed royalty and advertising payment definitions are inconsistent with the terms of our long-standing contract, and we therefore intend to defend this action and enforce the terms of our contract. For those of you interested in more details on this issue, you can find our Kmart contract filed as part of our June 30, 2001 10Q. Again, we value our partnership with Kmart highly and despite this dispute, our respective teams continue to work together on a business as usual basis, developing commercials for white sales and garden products and working on the relaunch of our three-star bedding program with all new colors and patterns.

In Q4 the Martha Stewart Everyday brand label also launched in Sears Canada. However a broader assortment including additional colors and price points are needed to meet our initial sales estimates. We have begun the work necessary to meet the needs of our new partners so that this program can grow to exceed our expectations. And on the Martha Stewart Signature front, the furniture program continues to be well received by consumers and retailers. Both door account and product sales continue to grow. Turkey Hill, our third collection, is being shipped to retailers now and we are preparing to show updates to the Lily Pond collection at the furniture market in High Point, North Carolina next month.

Now, let's turn to the internet direct commerce segment. Operating our more focused right sized strategy announced in Q1 of 2003, our internet direct commerce segment has improved its operating results on a year over year basis for the third quarter in a row. And when you look at the commerce side of the business by itself, the division was profitable. Our plan to eliminate unprofitable catalog circulation, reduce page counts, and drive consumers to our website resulted in significant cost savings for the quarter. In addition, our reduced assortment strategy allowed to us have a better in stock position during the peak holiday season, leading to improved fulfillment rates and lower inventory levels. Finally, we had a very successful tag sale during the quarter which allowed us to dispose of product inventory under favorable economics. Previous head counts reductions and lower fixed technology costs also made favorable contributions to the bottom line.

Offsetting these improvements was a year over year decline in advertising revenue. Our website continued to play an important role in our magazine subscription acquisition efforts. In 2004 we will benefit from the changes implemented in 2003 and will continue to refine to our operating strategy to move this business towards ever improving financial performance.

In summary, if we step back, to date we have seen MSO effectively managing through the uncertainty created by Martha's personal legal situation, through the uncertainty of investigation, through the uncertainty of indictment and now through the uncertainty of trial. What else have we seen in this time of extreme testing? Let's look at customers. Over the last two years we believe that we have confirmed that an important asset of MSO is our loyal customer base. For example, as a measure of customer loyalty to date, we have seen subscribers to our flagship magazine drop 21% with the news of the investigation and indictment stabilizing at 1.8 million strong, or the number of committed consumers who have remained with us since news of the indictment in October.

We attribute customer loyalty to a second asset, product quality. Again, for example, regular reader surveys demonstrate that our loyal consumers remain with us because well over 75% of them subscribe to the magazine and are attracted to the brand, to the quality of our products and our unique style and how-to ideas, attributes unaffected by the trial. Press polls mirror these findings. Therefore, we believe that if our talented employees continue to do what they do best, give our consumers new products that reflect Martha Stewart's standards for how- to, quality, value, style and usefulness, such as Everyday Food or Martha Stewart Signature Furniture, consumers will continue to embrace them and take them home in solid and impressive numbers. Over the last several years, under a deliberate strategy that predates Martha's legal difficulties, we have evolved MSO to the point our products don't have to be Martha. They can be Marc or the recipe can be the star, but they must reflect the exacting standards that Martha Stewart and brand Martha Stewart so clearly represent. Or, as we said evolving from expert personality to quality products to trusted brand labels.

As for our talented employees, they have spoken with their dedication and we can never thank them enough. Our turnover metrics today are as good or slightly better than the last four years. When it comes to advertisers, we know that many of them have had more difficulties than our loyal consumers with the legal environment, particularly association during the trial environment. Many indicate, however, that with a positive outcome they will be back. How soon and for how much must be sorted out. With a negative outcome it could take longer and require further investment.

Similarly, we know that season 11 of MSL television is holding its own, although as we have noted the television segment is the most directly affected by an adverse outcome to Martha's trial. On the other hand, our merchandising programs have been much less negatively affected by the litigation cycle. We have strong brand labels, known for quality and affordable products and most benefit from long-term minimum guaranteed contracts.

We know that we have a strong business model with minimum Cap Ex requirements that has weathered the storm admirably, resulting in important financial strengths: 169 million in the bank and no debt. While we have produced losses during this seven-quarter legal cycle, two quarters of losses to be exact, for a total of $8 million between them, we know that we have not seen the end of losses as we manage through the verdict to final resolution. But we believe that we are well positioned to both weather the storm and continue to invest in our long-term opportunities.

While we stand squarely in support of Martha, and fervently hope for her exoneration, we believe our assets place us in good position whatever the outcome. In short, we are ready to manage through the next stage of the legal cycle, the verdict, as we have through the investigation, the indictment and the trial. Challenges remain. There is no escaping that. But we are by now team tough. Talented people, trusted brand labels, loyal consumers, committed partners, a powerful business model and strong financials puts us in a good place, we believe to weather the storm and take advantage of the branded how-to growth opportunities that are in our present and our future. And as always we intend to continue to manage MSO as we always have delivering value to our shareholders for the long term. Now I would like to turn the call over to Jim Follo, our Chief Financial and Administrative Officer who will discuss the fourth quarter financials and the outlook for the first quarter. Jim?


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 James Follo - Martha Stewart Living Omnimedia - EVP, Chief Financial and
Administrative Officer


 Thank you, Sharon. I will begin by reviewing the highlights of our fourth quarter performance on a consolidated and segment by segment basis before concluding with an outlook to the first quarter of 2004. Fourth quarter results exceeded our previous estimates as a result of careful cost management and improvement in certain business trends since we last spoke. In particular, our publishing and internet direct commerce segment results were significantly more favorable due to both higher revenues and lower costs than expected. While our merchandising segment revenues and operating results were below previous estimates as we did not record certain royalties due from Kmart under certain minimum contract provisions. More on that issue in a moment.

We continue to maintain our strong financial position as evidenced by cash and short-term investment balance of 169 million at December 31st and we continue to be debt free. Our capital expenditures continue to be nominal, totaling approximately 1.1 million for the year and will continue to be nominal for the foreseeable future. Overall, company revenues for the fourth quarter of 2003 were 70.9 million, compared to 77.6 million in the fourth quarter of 2002. Operating income for the quarter was 5.8 million compared to an operating loss of 3.4 million in the prior year's quarter. Operating income before depreciation and amortization in the quarter was 9.4, compared to 7 million in the prior year's quarter. Net income for the 2003 quarter was 4.6 million or 9 cents per share, compared to a net loss of 2 million or 4 cents per share in the 2002 quarter.

Now turning to publishing. Publishing segment revenues for the fourth quarter were 33.1 million compared to 45.7 million in the prior year's quarter. The quarterly performance reflects the results of three issues of Martha Stewart Living magazine, two issues of Martha Stewart Weddings, two issues of Everyday Food, one issue of Martha Stewart Kids and two special interest publications. For comparison with the 2002 quarter the only change in publication frequency is the Everyday Food magazines published in the 2003 quarter. Publishing revenues in the quarter reflect the following. Advertising pages of Martha Stewart Living declined approximately 38% in the quarter to 267 pages according to MIN. Advertising net revenue per page was also lower. Circulation revenues are lower in the quarter due principally to lower subscription revenues in Martha Stewart Living magazine due to the acquisition of less profitable subscription orders partially offset by higher revenues resulting from the publication of Everyday Food.

On the cost side, overall expenses in the segment declined modestly. However, excluding expenses related to Everyday Food expenses would have declined approximately $5 million or 17%. The expense reduction was primarily driven by lower production distribution expenses associated with lower pages per issue of the Martha Stewart Living magazine. Operating income in the fourth quarter for the segment was 3.9 million compared to
15.5 million in the 2002 quarter. Included in the current quarter's operating results is a loss of 2.5 million from Everyday Food compared to a loss of approximately 800,000 in the 2002 quarter.

In television, revenues in the quarter were 5.9 million compared to 6.4 million in the 2002 quarter. The revenue decrease is primarily due to lower licensing fees from the syndicated program, beginning with the new season, which commenced in September. On the cost side, production expenses were higher in the quarter due to difficult comparison with prior years which benefited from the extension of a cable programming agreement. In addition, marketing expenses for the syndicated program increased in the 2003 quarter.

Operating loss in the 2003 quarter was 2.8 million compared to operating income of 200,000 for the 2002 quarter. Operating loss before depreciation, amortization, in 2003 quarter was 900,000 compared to operating income before depreciation and amortization of 600,000 in the prior year's quarter. During the current year's quarter we recognized $1.7 million of accelerated depreciation under the requirements of accounting standard 144 accounting for impairment or disposal of long lived assets. The depreciation reduced the unamortized leasehold costs of our TV studios.

The merchandising segment revenues are 22.5 million compared to 11.8 million in the prior year's quarter. The current year's quarter includes royalty due from Kmart with respect to both product sales and 10.2 million due with respect to annual minimum guaranteed royalty amounts. In the prior year, the quarter's revenue included only royalties on product sales as total royalties earned from Kmart exceeded guaranteed levels. The license agreement with Kmart provides for both guaranteed minimum royalty payments based on aggregate sales of products and for guaranteed minimum royalty payments based upon sales by individual product categories. The royalties recorded in the fourth quarter 2003 includes only the minimum amount arising under the aggregate sales provision. The amount related to the minimum amount arising under the individual product categories estimated at $3.3 million as of December 31 has not been recorded as the amount is currently subject to the lawsuit brought by Kmart last month.

Operating income in the segment was 18.3 million in the quarter, compared to 7.1 million in the 2002 quarter. Operating income before depreciation and amortization for the fourth quarter of 2003 was 18.5 million, compared to 7.3 million in the prior year's quarter. Improved operating results in 2004 reflect the revenue increase and modestly lower compensation and marketing costs. Internet direct commerce revenues in the fourth quarter were 9.4 million, compared to 13.7 million in the prior year's quarter. The decline in the quarter reflects lower commerce sales of 3.8 million resulting from significantly lower catalog circulation. Advertising revenue declined approximately 600,000 in the 2003 quarter. The commerce revenue decline was the result of planned catalog reduction done in conjunction with our restructuring plan. Catalog circulation was 1.6 million in the 2003 quarter compared to 5.2 million in the prior year's quarter.

Overall, excluding depreciation and amortization expense, costs in the segment declined 50% or 10.7 million, lower cost of goods sold, more efficient fulfillment costs due to higher in stock positions and more efficient distribution, lower catalog production costs and lower technology and compensation costs all contributed to the cost decline. Cost of goods sold benefited through positive results achieved in disposing of previously written down obsolete and excess inventory, principally through tag sales in both the catalog and internet site, and through bulk sales whereby we were able to achieve a higher value for the inventory than originally estimated. Operating income for 2003 -- I'm sorry, operating loss for 2003 quarter was 1.2 million compared to 8.1 million in the 2002 quarter, and operating loss before depreciation and amortization in the 2003 quarter decreased to 1 million from 7.3 million in the prior year's quarter.

Our corporate expenses increased approximately 2 million to 11.2 million in the quarter from approximately 9.1 million in the prior year's quarter. The increase resulted primarily from the amortization of expense of approximately 1.3 million, related to restricted stock units granted in November, 2003, in connection with a stock option exchange program and employee retention of approximately $600,000. Depreciation, amortization increased 900,000 to 3.6 million in the quarter, primarily as a result of the accelerated depreciation of 1.7 million taken on TV studio cost as previously mentioned. Partially offset by lower depreciation in the quarter resulting from the write-off taken in the fourth quarter of 2002 of certain website development costs resulting from the reorganization of the division.

I would now like to wrap up with a discussion for the outlook of the first quarter of 2004. We are currently forecasting a loss per share of approximately 20 cents. Consolidated revenues are expected to approximate $45 million. Operating loss before depreciation amortization for the quarter is expected to be approximately 14 million with depreciation amortization estimated approximately 2 million for an operating loss for the quarter of approximately 16 million.

The key factors contributing to the result within each segment are as follows. For publishing, revenues are expected to be approximately 25 million while operating loss before depreciation and amortization and operating loss is expected to be approximately 6 million. The quarterly results will reflect the following. Significantly reduced advertising revenue principally Martha Stewart Living magazine, increased loss from Everyday Food due primarily to increased subscription acquisition spending and higher circulation costs for Martha Stewart Kids magazine.

The publication schedule for the first quarter 2004 will be as follows:
Three issues of Martha Stewart Living, three issues of Food, two issues of Kids, one special interest publication and no issues of Martha Stewart Weddings. Television segment revenues is expected to be approximately 4.5 million while operating loss before depreciation and amortization is expected to approximate $2.2 million. The decline in profitability relates principally to lower licensing fees for our daily syndicated show and the loss of license revenue from cable programming and Canadian distribution.

Merchandising revenues in the quarter are expected to be approximately $11 million reflecting royalties earned on product sales in the quarter and operating income before depreciation amortization and operating income will approximate $7 million. We expect internet direct commerce revenues will approximate 5 million for the quarter reflecting lower commerce sales due to reduced catalog circulation. Operating loss before depreciation amortization for the quarter is expected to be about 2.5 million reflecting the continued benefits of restructuring effort including the elimination of unprofitable catalog circulation. Corporate expenses, including the amortization expense associated with the restricted stock units granted in November 2003 of 1.8 million will approximate 12.5 million. This concludes the formal portion of our presentation. I would like to now turn the call over to the conference call operator for the question and answer portion of the session. Thank you.


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Operator


 Thank you. The floor is now open for questions. If you have a question, please press the numbers 1 followed by 4 on your touchtone telephone at this time. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. Questions will be taken in the order they are received. We do ask that while posing your question you please pick up your hand set to insure proper sound quality. Please hold the line while we poll for questions. Your first question is coming from Douglas Arthur of Morgan Stanley. Please state your question.


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 Lisa Monaco - Morgan Stanley


 Hi, its Lisa Monico for Doug. Jim, if you could just elaborate on the publishing segment, what, overall ad revenue trends were versus circulation. And then if you could speak to the different issues, Food and the special issues of Weddings, kind of what the ad page trends have been there. And then also, if you could kind of talk to how you are approaching the television segment and, kind of what your threshold there is for losses and how you view that going forward. Thanks.


-------------------------------------------------------------------------------
 James Follo - Martha Stewart Living Omnimedia - EVP, Chief Financial and Administrative Officer


 Let me see if I can get them all. As far as ad revenue trends in the segment, I indicated our pages were down about 40% in the fourth quarter, and our revenues were down more than 40% in that segment in the quarter. The second part of your question was, I'm sorry? Lisa?


-------------------------------------------------------------------------------
 Lisa Monaco - Morgan Stanley


 Page trends at the individual titles, at Food.


-------------------------------------------------------------------------------
 James Follo - Martha Stewart Living Omnimedia - EVP, Chief Financial and Administrative Officer


 Well, I mean, page trends are hard. We don't have anything to compare to. But, you know, page, you know pages are, in the first quarter of this year, Everyday Food as we go through the trial is probably a little below what we had originally projected, but we were running somewhere around, I think somewhere around 45 pages per issue in the issues that were published in the fourth quarter.


-------------------------------------------------------------------------------
 Lisa Monaco - Morgan Stanley


 Okay. Kind of what the trends, Weddings, you know on a year over year basis or sequentially --


-------------------------------------------------------------------------------
 James Follo - Martha Stewart Living Omnimedia - EVP, Chief Financial and Administrative Officer


 Weddings has been largely unimpacted and is flat, maybe slightly down on the page side. On special issues, there has certainly been some pressure throughout the year on pages, not quite in line with what we are seeing in MSL but there is certainly been pressure in special issue pages as well.


-------------------------------------------------------------------------------
Operator


 Thank you, your next question is coming from Alissa Goldwasser of William Blair. Please state your question.


-------------------------------------------------------------------------------
 Alissa Goldwasser - William Blair & Company


 Hi, I was wondering how much money recorded in Kmart royalties in 2003?


-------------------------------------------------------------------------------
 James Follo - Martha Stewart Living Omnimedia - EVP, Chief Financial and Administrative Officer

 In 2003, approximately 85% of the segment revenue came from Kmart. So overall, our revenues in the segment were, I believe, somewhere at 56 million, so about 85% of that would have come from Kmart.


-------------------------------------------------------------------------------
 Alissa Goldwasser  - William Blair & Company


 Okay, and then in the press release and then also in the call today, you discussed that you've been evaluating different options depending on the outcome of the trial. When, at what point do you think you would be prepared to discuss which strategy you are going to be taking?


-------------------------------------------------------------------------------
 Sharon Patrick - Martha Stewart Living Omnimedia - President & CEO, Director


 Well, the contingency planning obviously needs to address a number of outcomes, and, as I said, at the trial's conclusion, depending on what the outcome is, is going to affect the work that's done. But we are going to really go through a step by step look at the impact of the outcome on the consumers, and our other strategic partners, and evaluate the impact on our assets, and make our decision based on what we find. And that timetable is very much again, as I said, affected by the outcome, so we still are operating in this uncertainty that I spoke about, and we are just going to have to wait until there is a verdict and we are able to proceed from there.


-------------------------------------------------------------------------------
Operator


 Thank you. Your next question is coming from Jamelah Leddy of McAdams, Wright and Ragen. Please state your question.


-------------------------------------------------------------------------------
 Jamelah Leddy - McAdams, Wright & Ragen


 Thank you, I have a couple of quick questions. I was wondering how quickly advertisers could return should they choose to because I had heard the suggestion that some of the advertisers had committed some of their dollars that are open to buy early in the year. Is that accurate?


-------------------------------------------------------------------------------
 James Follo - Martha Stewart Living Omnimedia - EVP, Chief Financial and Administrative Officer


 Some advertisers set schedules and commit schedules for the full year, and others are on an issue by issue basis. I think it would be reasonable to assume, in a positive outcome, that we would see a rebound in advertising. I think there will be, you know, I think that would take some time and clearly, you know, as we are getting deeper into the year, you know, the rebound from certain advertisers might be delayed into a following year on a positive outcome. So it's a little bit of both, but we clearly would expect with a positive outcome to get back some advertising that we have lost relatively quick.


-------------------------------------------------------------------------------
 Jamelah Leddy - McAdams, Wright & Ragen


 Okay, thank you. And then just quickly also, I am wondering if you have any type of a time line for the introduction of new brands and brand labels that you referred to in your press release and then also a question about the tax rate. I noticed that it was quite a bit lower than I had been expecting and what your -- your guidance is for the tax rate going forward.


-------------------------------------------------------------------------------
 Sharon Patrick  - Martha Stewart Living Omnimedia - President & CEO, Director


 Well, in our plans going forward, as you know, given the competitive environment, SG and all the related, we don't give specifics. I can only say to you that we have a development programs in the works. You can see as Everyday Food has rolled out. We have Organizing Good Things out there. We are looking at other areas of real interest to us and making plans and moving forward, primarily in the women's demo, and we are reluctant to give you specifics beyond that.


-------------------------------------------------------------------------------
 James Follo - Martha Stewart Living Omnimedia - EVP, Chief Financial and Administrative Officer


 As far as the tax rate goes, it's really hard to look at the fourth quarter tax rate as indicative. You know, because it's off a fairly low base of taxable income. I would be looking at somewhere around a 36 or 38% tax rate on a go forward basis. I think that's a more normalized tax rate.


-------------------------------------------------------------------------------
Operator


 Thank you. Your next question is coming from Kevin Gruneich of Bear Stearns. Please state your question.


-------------------------------------------------------------------------------
 Michael Meltz  - Bear Stearns & Company


 Hi, this is Michael sitting in for Kevin. I have a couple questions for you. Can you quantify, Jim, excluding Everyday Food what were circulation revenues down in the quarter? Also, can you give us an idea -- a time line for the Kmart contract squabble, maybe if there are some important events coming up? And lastly, can you quantify the loss of EBITDA from the repurpose cable programs in '04? Thank you.


-------------------------------------------------------------------------------
 James Follo - Martha Stewart Living Omnimedia - EVP, Chief Financial and Administrative Officer


 Loss on an annual basis for the loss of cable is about -- EBITDA is about 2 million and Canada would be an additional 2 million. You had asked about circulation revenues in the quarter, and on a consolidated basis, our circulation revenues were down about 6%, Everyday Food contributed circulation revenues in the fourth quarter, about $1.8 million. But overall our MSL, which is the big driver there, was about 20% in circ revenue, in the quarter.


-------------------------------------------------------------------------------
 Michael Meltz  - Bear Stearns & Company


 Okay.


-------------------------------------------------------------------------------
 James Follo - Martha Stewart Living Omnimedia - EVP, Chief Financial and Administrative Officer


 Was there another question?


-------------------------------------------------------------------------------
 Michael Meltz  - Bear Stearns & Company


 Kmart time line.


-------------------------------------------------------------------------------
 James Follo - Martha Stewart Living Omnimedia - EVP, Chief Financial and Administrative Officer


 We can't -- it's really hard to predict. I mean, it will just have to play its way out in court. We have no way of really estimating that.


-------------------------------------------------------------------------------
Operator


 If there are any further questions, you may press 1, followed by 4 on your touchtone telephone at this time. Please hold while we poll for questions. Your next question is a follow-up coming from Douglas Arthur of Morgan Stanley.


-------------------------------------------------------------------------------
 Lisa Monaco - Morgan Stanley


 Hi, yes Jim, do you have the Martha Stewart Everyday sales excluding the holiday line?


-------------------------------------------------------------------------------
 James Follo - Martha Stewart Living Omnimedia - EVP, Chief Financial and Administrative Officer


 Excluding the increase, we were up -- Sharon mentioned we were up about 2.5% on a same store basis. On a comp category basis, on a same store basis, our sales were down about 8% in the quarter.


-------------------------------------------------------------------------------
 Lisa Monaco  - Morgan Stanley


 Okay, great.


-------------------------------------------------------------------------------
 James Follo - Martha Stewart Living Omnimedia - EVP, Chief Financial and Administrative Officer


 And overall, holiday sales were about 100 million for the full year. Obviously most of that is taking place in the fourth quarter.


-------------------------------------------------------------------------------
 Lisa Monaco - Morgan Stanley


 Okay. Can you talk to a little bit about Sharon's comments about the Sears contract, and just needing some more product assortments to meet expectations? Is it just a timing factor there? Or is it just sales coming in?


-------------------------------------------------------------------------------
 Sharon Patrick - Martha Stewart Living Omnimedia - President & CEO, Director


 It's a number of things at once. It's, first of all, kicking off this launch in Canada and what you need in this, sort of, first quarter is really to start to refine against Canadian tastes and life-styles. A process we also went through in Japan. There's a different sensibility about colors and so forth. So as you go in on your initial launch what we are really in is a refinement and adjustment phase. And so we have enough of a track record now, so that our teams are working together to really refine that assortment strategy so that we can get it right for Canada.


-------------------------------------------------------------------------------
 Lisa Monaco - Morgan Stanley


 Okay, great. Thanks.


-------------------------------------------------------------------------------
Operator


 Your next question is a follow-up coming from Michael Meltz of Bear Stearns. Please state your question.


-------------------------------------------------------------------------------
 Michael Meltz - Bear Stearns & Company


 Hi, I just have two more questions for you. Can you talk about or quantify the reversal that aided internet direct commerce results from the tag sale? What was that in the quarter? And also can you clarify why would that line or that segment reverts back to a $2.5 million loss in the first quarter given the positive trends?


-------------------------------------------------------------------------------
 James Follo - Martha Stewart Living Omnimedia - EVP, Chief Financial and Administrative Officer


 We probably benefited about a half a million dollars in the quarter where we had, in connection with our restructuring, early part of '03, made some estimates that recovery of certain levels of inventory. We ultimately were able to sell that inventory at higher values and the quarter benefited about half a million dollars. Now the fourth quarter tends to be a more profitable quarter generally in this business, and, you know, we also booked -- by the way believe that we have essentially cleared out all the inventory we thought was excess from the early part of the year, so, you know, if you add back the benefit of that in the fourth quarter and recognize that the fourth quarter tend -- because the holiday tends to be a more favorable quarter, that's the reason.


-------------------------------------------------------------------------------
 Michael Meltz - Bear Stearns & Company


 Okay.


-------------------------------------------------------------------------------
Operator


 Your next question is a follow-up coming from Jamelah Leddy of McWright -- excuse me, McAdams, Wright and Ragen.


-------------------------------------------------------------------------------
 Jamelah Leddy  - McAdams, Wright & Ragen


 Thank you. In the press release Sharon commented that the circulation results were better than expected. And I know that you said in your comments, Sharon, that in units you were down 3% versus the industry of down 5. But is there any more color that you can add to what your expectations were or anything else you can say about circulation results?


-------------------------------------------------------------------------------
 James Follo - Martha Stewart Living Omnimedia - EVP, Chief Financial and Administrative Officer


 Well, I think circulation -- I think we are pleased with the stability in circulation results, in particularly newsstand is stable, was stable year over year in the third quarter, down a very modest 3%, and we do see that kind of stability going forward and on the circulation front as well. And on the circulation -- on the subscription front as well, direct mail responses were favorable against our plan, so that was in reference to mailings that took place in the fourth quarter. So we are seeing some, you know some, certainly stability on the circulation side of our business.


-------------------------------------------------------------------------------
 Jamelah Leddy - McAdams, Wright & Ragen


 And are you willing to share what your plan was, or at least if it was positive or negative?


-------------------------------------------------------------------------------
 James Follo - Martha Stewart Living Omnimedia - EVP, Chief Financial & Administrative Officer


 Well, without getting into exact response rates, which we don't want to. It's safe to say that the response rates to direct mail in the in the fourth quarter were above what our expectations were.


-------------------------------------------------------------------------------
 Jamelah Leddy - McAdams, Wright & Ragen


 Okay. Thank you very much.


-------------------------------------------------------------------------------
Operator


 Thank you. This does conclude today's teleconference. You may disconnect your lines at this time and have a wonderful day.